Exhibit 1
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                         [LETTERHEAD OF BANK HAPOALIM]


To:
Atarey Hasharon Chevra Lepituach Vehashkaot Benadlan (1991) Ltd
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                               Re: Loan Facility
                               =================

At your request, this letter shall serve to confirm that we have made available to "Atarey Hasharon Chevra Lepituach Vehashkaot Benadlan (1991) Ltd" a short term loan facility at an annual rate of libor + 1.05% for the purchase of 20,655,402 shares of "Deltathree, Inc.".

The loan amount for 05 July 2001 is 16,524,321$.



Yours Sincerely,

Bank Hapoalim B.M.
Head      Office

/s/ I. Shaffer      /s/ Y. Shabar
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    I. Shaffer          Y. Shabar